Exhibit 99.1

hhgregg Announces Second Fiscal Quarter Operating Results

Second Quarter Highlights

•	Net sales decreased 5.0% to $587.6 million

•	Comparable store sales decreased (8.8%)

•	Gross profit as a percentage of net sales increased to 29.6% compared to 28.6% in the prior year quarter

•	Net income per diluted share was $0.11 vs. net income per diluted share of $0.16 in the prior year quarter

•	The Company opened 13 stores in the second fiscal quarter, for a first half total of 15 new stores and expects to open a total of 20 new stores in fiscal year 2013

INDIANAPOLIS, November 2, 2012 - hhgregg, Inc. (NYSE: HGG):

	Three Months Ended September 30,		Six Months Ended September 30,
(unaudited)	2012	2011	2012	2011
	(dollars in thousands, except per share data)
Net sales	$587,636	$618,603	$1,077,492	$1,050,058
Net sales % (decrease) increase	(5.0)%	28.6%	2.6%	14.5%
Comparable store sales % (decrease) increase (1)	(8.8)%	1.5%	(7.2)%	(5.0)%
Gross profit as a % of net sales	29.6%	28.6%	29.8%	29.2%
SG&A as a % of net sales	21.4%	20.6%	22.7%	22.0%
Net advertising expense as a % of net sales	5.4%	4.9%	5.5%	4.8%
Depreciation and amortization expense as a % of net sales	1.7%	1.3%	1.8%	1.5%
Income (loss) from operations as a % of net sales	1.1%	1.7%	(0.2)%	0.9%
Net interest expense as a % of net sales	0.1%	0.1%	0.1%	0.1%
Net income (loss)	$3,760	$6,026	$(1,940)	$5,265
Net income (loss) per diluted share	$0.11	$0.16	$(0.05)	$0.13
Weighted average shares outstanding - diluted	35,291,269	38,097,564	35,685,482	39,021,215
Number of stores open at the end of period	223	204

(1)	Comprised of net sales at stores in operation for at least 14 full months, including remodeled and relocated stores, as well as net sales for the Company’s e-commerce site.

Indianapolis-based appliance and electronics retailer, hhgregg, Inc. (“hhgregg” or the “Company”) today reported net income of $3.8 million, or $0.11 per diluted share, for the three month period ended September 30, 2012, compared with net income of $6.0 million, or $0.16 per diluted share for the comparable prior year period. For the six month period ended September 30, 2012, the Company reported a net loss of ($1.9) million, or ($0.05) per diluted share, compared with net income of $5.3 million, or $0.13 per diluted share for the comparable prior year period. The decrease in net income for the three month period was the result of an 8.8% decrease in comparable store sales, an increase in net advertising expense as a percentage of net sales and an increase in SG&A expense as a percentage of net sales, partially offset by an increase in gross profit as a percentage of net sales and an increase in net sales due to the net addition of 19 stores during the past 12 months. The decrease in net income for the six month period was the result of a comparable store sales decrease of 7.2%, an increase in net advertising expense as a percentage of net sales and an increase in SG&A expense as a percentage of net sales, partially offset by an increase in gross profit as a percentage of net sales and an increase in net sales due to the net addition of 19 stores during the past 12 months.

Dennis May, President and CEO commented, “While the video category remained challenging across the industry in our second fiscal quarter, we were pleased with the early progress of strategic initiatives designed to enhance store productivity. While we improved our video sales mix to focus on larger screen televisions which improved our gross margin rate, we were disappointed by the amount of overall market share of televisions we lost. Over the next few quarters we will continue to refine our strategy to find the right mix between gross margin rate and market share. We continue to see positive results in our appliance business and are continuing to test new merchandise and tailor our assortment around products that leverage our consultative sales force, delivery and installation network and private-label credit offering. In our fiscal third quarter, we expect to fully rollout furniture and exercise equipment to all of our stores, along with continuing to rollout to a selective number of stores an expanded offering of tablet and hand held consumer products.

Net sales for the three months ended September 30, 2012 decreased 5.0% to $587.6 million from $618.6 million in the comparable prior year period. The decrease in net sales for the three month period was the result of a comparable store sales decrease of 8.8% along with the lapping of strong grand opening sales performance from stores that opened in the prior fiscal year, partially offset by the net addition of 19 stores during the past 12 months. Net sales for the six months ended September 30, 2012 increased 2.6% to $1.08 billion from $1.05 billion in the comparable prior year period. The increase in net sales for the six month period was attributable to the net addition of 19 stores during the past 12 months partially offset by a comparable store sales decrease of 7.2%.

Net sales mix and comparable store sales percentage changes by product category for the three and six months ended September 30, 2012 and 2011 were as follows:

	Net Sales Mix Summary				Comparable Store Sales Summary
	Three Months Ended September 30,		Six Months Ended September 30,		Three Months Ended September 30,		Six Months Ended September 30,
	2012	2011	2012	2011	2012	2011	2012	2011
Appliances	46%	40%	47%	42%	1.1%	7.0%	3.5%	(2.3)%
Video	36%	42%	34%	40%	(20.5)%	(4.0)%	(18.9)%	(11.1)%
Computing and mobile phones (1)	9%	8%	9%	7%	11.8%	23.9%	10.4%	34.0%
Other (2)	9%	10%	10%	11%	(17.0)%	(8.7)%	(18.3)%	(9.4)%

Total	100%	100%	100%	100%	(8.8)%	1.5%	(7.2)%	(5.0)%

(1)	Primarily consists of computers, mobile phones and tablets.
(2)	Primarily consists of audio, fitness equipment, furniture and accessories, mattresses and personal electronics.

The decrease in comparable store sales for the three month period ended September 30, 2012 was driven primarily by a decrease in net sales in the video and other categories, partially offset by increases in net sales in the appliance and computing and mobile phones categories. The video category comparable store sales decline was driven by a double digit decrease in unit demand partially offset by a single digit increase in average selling prices. The decrease in comparable store sales for the other category was primarily a result of double digit comparable store sales decreases in cameras, camcorders and small electronics, partially offset by growth in the mattress category. The appliance category increase in comparable store sales was driven by an increase in average selling price due to favorable mix shifts. The computing and mobile phones category was led by increased demand in the offering of tablet computers and mobile phones, partially offset by declines in notebook and netbook computers.

Gross profit margin, expressed as gross profit as a percentage of net sales, increased 107 basis points for the three months ended September 30, 2012 to 29.6% from 28.6% for the comparable prior year period. The increase was largely due to an increase in gross profit margin rates in the video and appliance categories, partially offset by modest declines in the computing and mobile phone and other categories. The increase in the video gross margin rate was largely due to a favorable mix of larger screen size LED models, which carry higher gross margin rates than smaller screen LCD models. The appliance category was favorably impacted by a continued mix shift to higher efficiency products which generate higher gross margin rates.

SG&A expense, as a percentage of net sales, increased 77 basis points for the three month period ended September 30, 2012 compared to the prior year period. The increase in SG&A as a percentage of net sales was largely a result of increases in employee wage and benefit expenses due to increased health insurance costs, in addition to the deleveraging effect of the net sales decline. This increase was partially offset by decreases in other SG&A accounts as a result of cost control measures implemented during the first and second fiscal quarters.

Net advertising expense, as a percentage of net sales, increased 48 basis points during the three months ended September 30, 2012 compared to the prior year period. The increase as a percentage of net sales was driven largely by the deleveraging effect of the net sales decline.

Depreciation expense, as a percentage of net sales, increased 35 basis points for the three months ended September 30, 2012 compared to the prior year period. The increase as a percentage of net sales was primarily due the capital spend associated with the 19 net new stores opened during the past 12 months and the deleveraging effect of the net sales decline.

The Company’s effective income tax rate for the three months ended September 30, 2012 increased to 39.8% from 38.4% in the comparable prior year period. The increase in the effective income tax rate is primarily the result of federal income tax credits recognized in fiscal 2012 under the Hiring Incentives to Restore Employment Act of 2010. These credits are no longer available in fiscal 2013.

Share Repurchase

During the fiscal quarter ended September 30, 2012, the Company repurchased 1,198,437 shares of its common stock at a total cost of $8.3 million. The shares were repurchased under the Company’s $50 million share repurchase program that was authorized by the Company’s Board of Directors on May 24, 2012 and expires on May 23, 2013. As of September 30, 2012, the Company had approximately $30.5 million authorized remaining under the current share repurchase program.

Guidance

The Company continues to expect net income per diluted share to be within a range of $0.90 to $1.05 for fiscal 2013.

Included in the Company’s guidance are the following annual assumptions:

•	fiscal 2013 comparable store sales of negative 6% to negative 4%

•	fiscal 2013 net sales increase of 3% to 6%

•	20 new store openings in fiscal 2013, from a previous range of 20 to 22

•	the impact of year to date share repurchase activity of 2.3 million shares at a cost of $19.5 million

Jeremy Aguilar, Chief Financial Officer commented, “Our balance sheet and liquidity remain strong, with inventory per store down 10%, no long-term debt and no borrowings under our revolving credit facility. This positions us well to execute on our strategic initiatives to drive additional traffic and increase sales productivity in our comparable store base. While the overall operating environment will likely remain volatile for the foreseeable future, we remain committed to improving shareholder value over the long-term and are reiterating our net income per diluted share guidance for fiscal 2013 of $0.90 to $1.05 per share.”

Teleconference and Webcast

hhgregg will be conducting a conference call to discuss operating results for the three months ended September 30, 2012, on Friday, November 2, 2012 at 9:00 a.m. (Eastern Time). Interested investors and other parties may listen to a simultaneous webcast of the conference call by logging onto hhgregg’s website at www.hhgregg.com. The on-line replay will be available for a limited time immediately following the call. The call can also be accessed live over the phone by dialing (877) 304-8963. Callers should reference the hhgregg earnings call.

About hhgregg

hhgregg is a specialty retailer of consumer electronics, home appliances and related services operating under the name hhgregg™. hhgregg currently operates 224 stores in Alabama, Delaware, Florida, Georgia, Illinois, Indiana, Kentucky, Maryland, Mississippi, Missouri, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Virginia, West Virginia and Wisconsin.

Safe Harbor Statement

The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release includes forward-looking statements. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about the expectations, beliefs, plans, objectives, assumptions or future events or performance of hhgregg, Inc. are forward-looking statements.

hhgregg has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While hhgregg believes these expectations, assumptions, estimates and projections are reasonable, these forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. These and other important factors may cause hhgregg’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from hhgregg’s expectations are: the effect of general and regional economic and employment conditions on its net sales; impact of average selling prices on net sales; competition in existing, adjacent and new metropolitan markets; competition from internet retailers, ability to modify its product mix based on changes in consumer trends and preferences; its ability to effectively execute its strategic initiatives, particularly in the video category; its ability to effectively manage and monitor its operations, costs and service quality; its reliance on a small number of suppliers; rapid inflation or deflation in core product prices; the failure of manufacturers to introduce new products and technologies; customer acceptance of new technology; its dependence on the Company’s key management personnel and its ability to attract and retain qualified sale’s personnel; its ability to negotiate with its suppliers to provide product on a timely basis at competitive prices; the identification and acquisition of suitable sites for its stores and the negotiation of acceptable leases for those sites; fluctuation in seasonal demand; its ability to maintain its rate of growth and penetrate new geographic areas; its ability to locate suitable new store sites; its ability to obtain additional financing and maintain its credit facilities; its ability to maintain and upgrade its information technology systems; the effect of a disruption at the Company’s central distribution centers; changes in cost for advertising; and changes in legal and/or trade regulations, currency fluctuations and prevailing interest rates.

Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the “Risk Factors” section in the Company’s fiscal 2012 Form 10-K filed May 23, 2012, and in the “Risk Factors” section in the Company’s fiscal 2013 Form 10-Q filed August 2, 2012. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. hhgregg does not undertake, and specifically declines, any obligation to update any of these statements or to publicly announce the results of any revisions to any of these statements to reflect future events or developments.

Contact:   Andy Giesler, Vice President of Finance

investorrelations@hhgregg.com
(317) 848-8710

HHGREGG, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Six Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
	(In thousands, except share and per share data)
Net sales	$587,636	$618,603	$1,077,492	$1,050,058
Cost of goods sold	413,489	441,924	756,686	743,065

Gross profit	174,147	176,679	320,806	306,993
Selling, general and administrative expenses	125,794	127,676	244,567	230,920
Net advertising expense	31,754	30,466	59,370	50,661
Depreciation and amortization expense	9,843	8,184	19,257	15,471

Income (loss) from operations	6,756	10,353	(2,388)	9,941
Other expense (income):
Interest expense	510	571	988	1,083
Interest income	(3)	—	(5)	(4)

Total other expense	507	571	983	1,079

Income (loss) before income taxes	6,249	9,782	(3,371)	8,862
Income tax expense (benefit)	2,489	3,756	(1,431)	3,597

Net income (loss)	$3,760	$6,026	$(1,940)	$5,265

Net income (loss) per share
Basic	$0.11	$0.16	$(0.05)	$0.14
Diluted	$0.11	$0.16	$(0.05)	$0.13
Weighted average shares outstanding-basic	35,237,201	37,860,450	35,685,482	38,676,500
Weighted average shares outstanding-diluted	35,291,269	38,097,564	35,685,482	39,021,215

HHGREGG, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(AS A PERCENTAGE OF NET SALES)

(UNAUDITED)

	Three Months Ended		Six Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	70.4	71.4	70.2	70.8

Gross profit	29.6	28.6	29.8	29.2
Selling, general and administrative expenses	21.4	20.6	22.7	22.0
Net advertising expense	5.4	4.9	5.5	4.8
Depreciation and amortization expense	1.7	1.3	1.8	1.5

Income (loss) from operations	1.1	1.7	(0.2)	0.9
Other expense (income):
Interest expense	0.1	0.1	0.1	0.1
Interest income	—	—	—	—

Total other expense	0.1	0.1	0.1	0.1

Income (loss) before income taxes	1.1	1.6	(0.3)	0.8
Income tax expense (benefit)	0.4	0.6	(0.1)	0.3

Net income (loss)	0.6%	1.0%	(0.2)%	0.5%

Certain percentage amounts do not sum due to rounding

HHGREGG, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2012, MARCH 31, 2012 AND SEPTEMBER 30, 2011

(UNAUDITED)

	September 30, 2012	March 31, 2012	September 30, 2011
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$8,471	$59,244	$2,113
Accounts receivable—trade, less allowances of $35, $25 and $51, respectively	30,284	19,467	12,422
Accounts receivable—other	23,065	18,630	31,892
Merchandise inventories, net	339,732	282,409	345,954
Prepaid expenses and other current assets	4,708	5,562	4,948
Income tax receivable	7,813	—	11,566
Deferred income taxes	10,130	9,639	7,457

Total current assets	424,203	394,951	416,352

Net property and equipment	223,549	204,273	201,982
Deferred financing costs, net	2,324	2,656	2,988
Deferred income taxes	35,505	38,970	36,829
Other assets	1,179	1,934	1,242

Total long-term assets	262,557	247,833	243,041

Total assets	$686,760	$642,784	$659,393

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$160,352	$122,596	$160,454
Line of credit	—	—	33,900
Customer deposits	38,601	28,993	36,310
Accrued liabilities	50,852	43,735	54,107
Income tax payable	—	4,358	—

Total current liabilities	249,805	199,682	284,771

Long-term liabilities:
Deferred rent	79,261	71,304	—
Other long-term liabilities	12,428	12,278	84,424

Total long-term liabilities	91,689	83,582	84,424

Total liabilities	341,494	283,264	369,195

Stockholders’ equity:
Preferred stock, par value $.0001; 10,000,000 shares authorized; no shares issued and outstanding as of September 30, 2012, March 31, 2012 and September 30, 2011, respectively	—	—	—
Common stock, par value $.0001; 150,000,000 shares authorized; 40,589,745, 40,066,005 and 39,755,739 shares issued; and 34,600,945, 36,351,716 and 37,041,450 shares outstanding as of September 30, 2012, March 31, 2012 and September 30, 2011, respectively	4	4	4
Additional paid-in capital	284,941	277,846	272,062
Retained earnings	127,341	129,281	53,173
Common stock held in treasury at cost, 5,988,800, 3,714,289 and 2,714,289 shares as of September 30, 2012, March 31, 2012 and September 30, 2011, respectively	(67,020)	(47,570)	(35,000)

	345,266	359,561	290,239
Note receivable for common stock	—	(41)	(41)

Total stockholders’ equity	345,266	359,520	290,198

Total liabilities and stockholders’ equity	$686,760	$642,784	$659,393

HHGREGG, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

SIX MONTHS ENDED SEPTEMBER 30, 2012 AND 2011

(UNAUDITED)

	Six Months Ended
	September 30, 2012	September 30, 2011
	(In thousands)
Cash flows from operating activities:
Net (loss) income	$(1,940)	$5,265
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	19,257	15,471
Amortization of deferred financing costs	332	332
Stock-based compensation	2,514	3,100
Excess tax benefits from stock-based compensation	(585)	(21)
Gain on sales of property and equipment	(143)	(131)
Deferred income taxes	2,974	13,705
Tenant allowances received from landlords	6,187	10,059
Changes in operating assets and liabilities:
Accounts receivable—trade	(10,817)	(3,491)
Accounts receivable—other	(25)	(4,928)
Merchandise inventories	(57,323)	(133,946)
Income tax receivable	(11,613)	(11,566)
Prepaid expenses and other assets	1,609	5,912
Accounts payable	21,361	49,119
Customer deposits	9,608	14,519
Accrued liabilities	7,117	4,899
Deferred rent	(2,640)	(300)
Other long-term liabilities	284	(78)

Net cash used in operating activities	(13,843)	(32,080)

Cash flows from investing activities:
Purchases of property and equipment	(35,391)	(55,793)
Proceeds from sales of property and equipment	17	4

Net cash used in investing activities	(35,374)	(55,789)

Cash flows from financing activities:
Purchases of treasury stock	(19,450)	(35,000)
Proceeds from exercise of stock options	4,023	264
Excess tax benefits from stock-based compensation	585	21
Net increase in bank overdrafts	—	18,091
Net borrowings on line of credit	—	33,900
Net borrowings on inventory financing facility	13,245	—
Payment of financing costs	—	(88)
Payment received on notes receivable-related parties	41	—

Net cash (used in) provided by financing activities	(1,556)	17,188

Net decrease in cash and cash equivalents	(50,773)	(70,681)
Cash and cash equivalents
Beginning of period	59,244	72,794

End of period	$8,471	$2,113

Supplemental disclosure of cash flow information:
Interest paid	$57	$88
Income taxes paid	$7,209	$3,375
Capital expenditures included in accounts payable	$4,366	$5,462

HHGREGG, INC. AND SUBSIDIARIES

Store Count by Quarter for Fiscal Years 2011, 2012 and 2013

(Unaudited)

	FY2011				FY2012				FY2013
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2
Beginning Store Count	131	157	169	173	173	180	204	208	208	210
Store Openings	26	12	4	1	7	24	4		2	13
Store Closures	—	—	—	(1)	—	—	—	—	—	—

Ending Store Count	157	169	173	173	180	204	208	208	210	223

Note: hhgregg, Inc.’s fiscal year is comprised of four quarters ending June 30th, September 30th, December 31st and March 31st.